UNITED STATED
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☐	Preliminary Information Statement
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☒	Definitive Information Statement
MOLSON COORS BREWING COMPANY
(Name of Registrant as Specified in its Charter)
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MOLSON COORS BREWING COMPANY

1225 17th Street, Suite 3200
Denver, Colorado 80202

1555 Notre Dame Street East
Montréal, Québec, Canada H2L 2RS

NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT OF THE SHAREHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

August 23, 2007

Dear Shareholder:

The accompanying Information Statement is being provided to holders of the Class A Common Stock of Molson Coors Brewing Company, a Delaware corporation (the “Company,” “us,” “we,” “our”) and the holders of Class A Exchangeable Shares of Molson Coors Canada Inc., a Canadian corporation (“MCCI”) and subsidiary of the Company (collectively the “Class A Holders”), as of August 1, 2007, in connection with the approval of a stock split.

On August 1, 2007, our Board of Directors approved, subject to shareholder approval, a stock split to be effected by means of a dividend of one (1) share of Class A Common Stock to be distributed for each one (1) share of Class A Common Stock issued and one (1) share of Class B Common Stock to be distributed for each one (1) share of Class B Common Stock issued, payable on October 3, 2007, to all holders of Common Stock of record as of the close of business on September 19, 2007. In conjunction with the stock split, MCCI is implementing a corresponding two-for-one stock split of its Class A Exchangeable and Class B Exchangeable shares.

Approval of the stock split and the issuance of the shares of our stock pursuant thereto, requires the affirmative vote of Class A Holders representing a majority of the votes entitled to be cast by all Class A Holders. As of August 1, 2007, Class A Holders representing a majority of the votes entitled to be cast by all Class A Holders approved by written consent the stock split, the issuance of shares pursuant to the stock split (including issuance of shares in any future conversion of the Company’s outstanding convertible securities and the exercise of any outstanding warrants) and the adjustment of any option or equity based compensatory plan to reflect the stock split. Because the Company received a sufficient number of votes by written consent, your vote is not required to approve this action.

The accompanying Information Statement is for information purposes only and is first being sent on or about August 27, 2007. The Information Statement is being furnished pursuant to Section 14(c) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder and will serve as the notice required by Section 228(e) of the Delaware General Corporation Law.

Very truly yours,

Samuel D. Walker
Chief Legal Officer and Secretary

MOLSON COORS BREWING COMPANY

1225 17th Street, Suite 3200, Denver, Colorado 80202
(303) 277-3500

1555 Notre Dame Street East, Montréal, Québec, Canada H2L 2RS
(514) 521-1786

INFORMATION STATEMENT

THE STOCK SPLIT

Introduction

This Information Statement is being provided to holders of the Class A Common Stock of Molson Coors Brewing Company, a Delaware corporation (the “Company,” “us,” “we,” “our”) and the holders of Class A Exchangeable Shares of Molson Coors Canada Inc., a Canadian corporation (“MCCI”) and subsidiary of the Company (collectively the “Class A Holders”), as of August 1, 2007, in connection with the approval of a stock split (as defined below).

This Information Statement constitutes notice of action taken without a meeting as required by Section 228(e) of the Delaware General Corporation Law (“DGCL”). The actions to be taken pursuant to the written consent shall be effective September 19, 2007, the record date for the stock split. This Information Statement is first being mailed to Class A Holders on or about August 27, 2007.

Terms of the Stock Split

The stock split will be effected currently by means of a dividend of one (1) share of Class A Common Stock to be distributed for each one (1) share of Class A Common Stock issued and one (1) share of Class B Common Stock to be distributed for each one (1) share of Class B Common Stock issued, including (for avoidance of doubt) all treasury shares held by the Company and its subsidiaries, payable on or about October 3, 2007, to all holders of Common Stock of record as of the close of business on September 19, 2007. Approval of the stock split and the issuance of the shares of our stock pursuant thereto, requires the affirmative vote of Class A Holders representing a majority of the votes entitled to be cast by all Class A Holders. As of August 1, 2007, Class A Holders representing a majority of the votes entitled to be cast by all Class A Holders approved by written consent the stock split, the issuance of shares pursuant to the stock split including the issuance of shares in any future conversion of the Company’s outstanding convertible securities and the exercise of any outstanding warrants, and the adjustment of any option or equity based compensatory plan to reflect the stock split (the “Stock Split”). Because the Company received a sufficient number of votes by written consent, your vote is not required to approve this action.

In conjunction with the Stock Split, and as required by the terms and conditions of the Exchangeable Shares and the Exchange Share Support Agreement entered into amongst the Company, MCCI and Molson Coors Callco ULC, a subsidiary of the Company, as of February 9, 2005, MCCI will implement a corresponding two-for-one split of its Class A and Class B Exchangeable Shares that will be effected by way of subdivision (the “Exchangeable Split”). Holders of Exchangeable Shares will be entitled to receive one additional share for each share held as of the close of business on September 19, 2007, the record date for the Exchangeable Split. Certificates representing the additional Exchangeable Shares will be mailed on October 3, 2007.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO
SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER
DESCRIBED HEREIN. WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Reason for the Stock Split

The Stock Split and the Exchangeable Split are a reflection of the recent appreciation in the Company’s stock price and the Company’s desire to have its shares remain accessible to individual shareholders and to further enhance the liquidity of its shares. The Company cannot predict the effect, if any, of the Stock Split and the Exchangeable Split upon the market price of its stock, either immediately after the completion of the Stock Split or over an extended period of time.

Voting Securities

Our outstanding classes of capital stock include our Class A Common Stock and Class B Common Stock. In addition, we have one share of Special Class A Voting Stock and one share of Special Class B Voting Stock outstanding, through which the holders of MCCI Class A Exchangeable Shares and Class B Exchangeable Shares may exercise their voting rights with respect to the Company. The Exchangeable Shares were issued in connection with the February 2005 merger of Molson Inc. (“Molson”) and Adolph Coors Company to form the Company (the “Merger”). These shares were issued to certain holders of Molson shares in lieu of receiving shares of Class A and/or Class B Common Stock issued by the Company. The Special Voting Stock provides a mechanism for holders of Exchangeable Shares, which are intended to be substantially the economic equivalent of the Company Common Stock, to vote with the corresponding class of Company Common Stock. The Special Class A and Class B Voting Stock are entitled to one vote for each MCCI Class A and Class B Exchangeable Share, respectively, excluding shares held by the Company, and generally vote together with the Class A Common Stock and Class B Common Stock, respectively, on all matters on which the Class A Common Stock and Class B Common Stock are entitled to vote. This structure provides voting rights to a holder of the Exchangeable Shares through a voting trust arrangement. The trustee holder of the Special Class A Voting Stock and the Special Class B Voting Stock has the right to cast a number of votes equal to the number of then-outstanding Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, but will only cast a number of votes equal to the number of Class A Exchangeable Shares and Class B Exchangeable Shares as to which it has received voting instructions from the owners of record of those Class A Exchangeable Shares and Class B Exchangeable Shares, respectively (other than the Company), on the relevant record date.

Except in the limited circumstances provided in the Company’s certificate of incorporation, including the right of the holders of the Class B Common Stock and Special Class B Voting Stock, voting together as a single class, to elect three directors to the Board, the right to vote for all purposes is vested exclusively in the holders of the Class A Common Stock and Special Class A Voting Stock, voting together as a single class. The holders of Class A Common Stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors. The Adolph Coors Jr. Trust (the “Coors Trust”), which beneficially owned 1,260,126 shares of our Class A Common Stock as of August 1, 2007 and Pentland Securities (1981) Inc. and its subsidiary (collectively “Pentland”), which beneficially owned 126 shares of our Class A Common Stock and 1,262,141 Class A Exchangeable Shares as of such date, are parties to voting trust agreements combining their voting power over the Class A Common Stock and Class A Exchangeable Shares they own. Pursuant to the voting trust agreements, the Coors Trust has deposited into trust all of its shares of Class A Common Stock, and Pentland has deposited into trust all of its Class A Exchangeable Shares and Class A Common Stock. These shares, together with any other shares deposited into the trust, are voted as a block by the trustees in the manner described in the voting trust agreements.

At the close of business on August 1, 2007, there were outstanding 1,337,386 shares of Class A Common Stock and 71,729,942 shares of Class B Common Stock, 1 share of Special Class A Voting Stock (representing 1,657,103 MCCI Class A Exchangeable Shares) and 1 share of Special Class B Voting Stock (representing 14,956,373 MCCI Class B exchangeable shares).

See “Description of Capital Stock” below for a complete description of our outstanding capital stock.

Shareholder Vote Required to Approve Stock Split

Under our Restated Certificate of Incorporation (“Certificate”), approval of the Stock Split requires the affirmative vote of Class A Holders representing a majority of the votes entitled to be cast by all Class A Holders, voting together as a single class. Holders of our Class B Common Stock and holders of MCCI Class B Exchangeable Shares have no right to vote or consent with respect to the Stock Split.

Shareholder Approval of Stock Split

On August 1, 2007, our Board of Directors approved certain matters relating to the Stock Split subject to shareholder approval.  As of August 1, 2007, the trustees of the relevant trusts voted 1,260,126 shares of Class A Common Stock and 1,262,141 shares of Class A Exchangeable Shares, which represent all of the Class A Common Stock owned by the Coors Trust or Pentland and which represent 84.2% of all votes entitled to be cast by all Class A Holders, in favor of the Stock Split.  Because consenting holders representing in excess of a majority of the votes entitled to be cast by Class A Holders voted in favor of the Stock Split, no other shareholder consents will be solicited in connection with this Information Statement.

No Dissenters’ Rights

Shareholders who were not afforded an opportunity to consent or otherwise vote with respect to the Stock Split have no right under Delaware law to dissent or require a vote of all shareholders of the Company.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL
SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of August 1, 2007 with respect to (i) each director of the Company; (ii) each named executive officer; (iii) all executive officers and directors of the Company as a group; and (iv) each party known by us to be the beneficial owner of more than 5% of our common stock. This table is based upon information supplied by current officers, directors and principal shareholders. Unless otherwise indicated the business address of each holder of more than 5% of our common stock is c/o Molson Coors Brewing Company, 1225 17th Street, Suite 3200, Denver, CO 80202.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table and subject to community property laws where applicable, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

Name of beneficial owner	Number of Class A Shares		Percent of class(1)		Number of Class B Shares		Percent of class(1)
Adolph Coors, Jr. Trust (Adolph Coors Company LLC, trustee)	2,522,267	(2)	84.2	%(2)	10,722,994	(3)	12.4%
Adolph Coors Company LLC(4)	1,260,126		42.1%		10,722,994		12.4%
Peter H. Coors	—	(5)	—		11,921,203	(5)	13.6%
Melissa Coors Osborn	—	(6)	—		8,974	(6)	*
Eric H. Molson	2,522,267	(7)	84.2	%(2)	2,428,891	(8)	2.8%
Andrew T. Molson	50		*		2,348,150	(9)	2.7%

AMVESCAP PLC	—		—	7,907,465	(10)	11.0%
Barclays Global Investors, NA.	—		—	8,021,303	(11)	11.2%
FMR Corp.	—		—	7,001,337	(12)	9.8%
Leo Kiely	—		—	972,081	(13)	1.3%
Francesco Bellini	—		—	19,705	(14)	*
Rosalind Brewer	—		—	3,321		*
John E. Cleghorn	—		—	8,614	(15)	*
Charles M. Herington	—		—	10,709	(16)	*
Franklin W. Hobbs IV	—		—	10,157	(17)	*
Gary S. Matthews	—		—	3,532		*
David P. O’Brien	—		—	10,287	(18)	*
Pamela H. Patsley	—		—	11,627	(19)	*
H. Sanford Riley	—		—	16,425	(20)	*
Kevin Boyce	—		—	68,586	(21)	*
Frits D. van Paasschen	—		—	329,565	(22)	*
Timothy V. Wolf	—		—	59,502	(23)	*
All directors and executive officers as a group, including persons named above (24 persons)	2,522,267	(7)	84.2%	18,491,429		21.3%

*                    Less than 1%

(1)          Except as set forth above and based solely upon reports of beneficial ownership required to be filed with the Securities & Exchange Commission (SEC) pursuant to Rule 13d-1 under the Securities and Exchange Act of 1934, we do not believe that any other person beneficially owned, as of August 1, 2007 greater than 5% of our outstanding Class A Common Stock or Class B Common Stock.

(2)          This number includes 1,262,141 shares owned by Pentland Securities (1981) Inc. (Pentland) and 4280661 Canada Inc. (described in footnote (7) below), and 1,260,126 shares owned by Adolph Coors Company LLC (ACC), both due to shared voting power resulting from a Voting Agreement between Pentland, 4280661 Canada Inc. and the Adolph Coors, Jr. Trust (the “Voting Agreement”). Pursuant to the Voting Agreement, the parties agreed that the Class A shares (and shares directly exchangeable for Class A shares) are to be voted in accordance with the voting provisions of certain Voting Trust Agreements.

(3)          Includes beneficial ownership of 10,772,994 shares owned by Adolph Coors Company LLC (described in footnote (4) below), the sole trustee of the Adolph Coors, Jr. Trust. Peter H. Coors and Melissa Coors Osborn each disclaim beneficial ownership of the shares beneficially held by ACC.

(4)          Adolph Coors Company LLC (ACC) is a Wyoming limited liability company whose members consist of various Coors family trusts and family members, including the Adolph Coors, Jr. Trust. The members of ACC, including the May Kistler Coors Trust, the Grover C. Coors Trust, the Augusta Coors Collbran Trust, the Bertha Coors Munroe Trust, the Herman F. Coors Trust and the Louise Coors Porter Trust, have dispositive power over these shares only in the event of a sale of all or of substantially all of the assets of ACC. Trustees of the members, including Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors, Peter H. Coors and William K. Coors, have dispositive power over these shares as a result of their role as trustees to the extent that the members obtain such dispositive rights, but each of these trustees disclaims beneficial ownership of the shares owned by ACC and the respective trusts except to the extent of his pecuniary interest therein. The office address for Adolph Coors Company LLC is 2120 Carey Avenue, Suite 412, Cheyenne, Wyoming 82001.

(5)          This number does not include 1,260,126 shares of Class A Common Stock owned by ACC as described above in the table, and Peter H. Coors disclaims beneficial ownership of these shares. The SEC does not require disclosure of these shares.  If Peter H. Coors were to be attributed beneficial ownership of the shares of Class A Common Stock held by ACC, he would beneficially own 42.1% of the Class A Common Stock. This number does include 10,772,994 shares of Class B common stock owned by ACC, and Peter H. Coors disclaims beneficial ownership of these shares. Peter H. Coors is a director and executive officer of ACC. This number also includes 532 shares of Class B Common Stock held in the name of Peter H. Coors’ wife, as to which he disclaims beneficial ownership. This number includes options to purchase 922,800 shares of Class B Common Stock exercisable currently or within 60 days of August 1, 2007.

(6)          This number includes options to purchase 3,700 shares of Class B Common Stock exercisable currently or within 60 days of August 1, 2007. This number does not include 1,260,126 shares of Class A Common Stock or 10,772,994 shares of Class B Common Stock owned by ACC, as to all of which Melissa Coors Osborn disclaims beneficial ownership. Melissa Coors Osborn is a director of ACC. The SEC does not require disclosure of these shares. If Melissa Coors Osborn were to be attributed beneficial ownership of the shares held by ACC, she would beneficially own 42.1% of the Class A Common Stock and 10,781,968 shares of the Class B Common Stock, or 12.4%.

(7)          This number includes 928,612 shares of Class A Common Stock (or shares directly exchangeable for Class A) directly owned by Pentland Securities (1981) Inc. (Pentland) and 333,529 shares directly exchangeable for Class A Common Stock directly owned by 4280661 Canada Inc. Pentland is the sole owner of 4280661 Canada Inc. This number also includes 1,260,126 shares of Class A Common Stock owned by ACC due to shared voting power resulting from the Voting Agreement. The address for each of Pentland and 4280661 Canada Inc. is 335 8th Avenue S.W., 3rd Floor, Calgary, Alberta, Canada, T2P 1C9.

(8)          This number includes 1,724,566 shares of Class B Common Stock (or shares exchangeable for Class B Common Stock) directly owned by Pentland, and 619,411 shares exchangeable for Class B  Common Stock directly owned by 4280661 Canada Inc. Lincolnshire Holdings Limited owns 64% of Pentland, and Eric Molson is the sole owner of Lincolnshire Holdings Limited, so this number also includes 35,640 shares directly exchangeable for Class B Common Stock directly owned by Lincolnshire Holdings Limited and 45,194 shares directly exchangeable for Class B Common Stock directly owned by 4198832 Canada Inc. (of which Lincolnshire Holdings Limited is the sole owner). The address for each of Lincolnshire Holdings Limited and 4198832 Canada Inc. is 335 8th Avenue S.W., 3rd Floor, Calgary, Alberta, Canada, T2P 1C9.

(9)          This number includes 1,724,566 shares of Class B Common Stock (or shares exchangeable for Class B Common Stock) directly owned by Pentland, and 619,411 shares exchangeable for Class B Common Stock directly owned by 4280661 Canada Inc. The shares owned by Pentland and 4280661 Canada Inc. are included as a result of arrangements under the Amended and Restated Stockholders Agreement dated as of February 9, 2005, between Lincolnshire Holdings Limited, Nooya Investments Limited, Pentland, 4280661 Canada Inc., Eric Molson and Stephen Molson, with respect to the securities held by, and governance of, Pentland. The address for Andrew Molson is c/o Res Publica Consulting Group, 2001 McGill College Avenue, Suite 800, Montréal, Québec H3A 1G1.

(10) This information is based upon information set forth in Amendment No. 2 to Schedule 13G filed by AMVESCAP PLC and its affiliates with the SEC on February 14, 2007 reporting on beneficial ownership as of December 31, 2006. AMVESCAP PLC is a registered investment advisor and holding company; it and its subsidiaries are unaffiliated with the Company. Its subsidiaries, each a registered investment advisor, and the number of respective shares owned are as follows: AIM Advisors, Inc.—2,462,159 shares; AIM Capital Management, Inc.—54,346; AIM Funds Management, Inc.—5,205,164;

AIM Private Asset Management, Inc.—164,263; PowerShares Capital Management LLC—17,221; INVESCO Institutional (N.A.), Inc.—4,312. The address for all the listed entities is 30 Finsbury Square, London EC2A 1AG, England. Based solely on the number of outstanding shares of Class B Common Stock, excluding the assumed conversion of Class B Exchangeable Shares, AMVESCAP PLC and its subsidiaries would own beneficially approximately 11.0% of the Company’s outstanding Class B Common Stock.

(11) This information is based upon information set forth in Schedule 13G filed with the SEC on July 10, 2007 by Barclays Global Investors, NA. (Barclays) and/or certain described related parties (“Parties”) reporting on beneficial ownership as of June 30, 2007. Barclays is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 (Bank), and, along with the Parties, is unaffiliated with the Company. Certain of the Parties, each of which is a Bank, and the number of respective shares owned are as follows:  Barclays Global Investors, Ltd—686,014, and Barclays Global Investors Japan Trust & Banking Company Limited—8,589. Certain other of the Parties, each of which is a registered investment advisor, and the number of respective shares owned are as follows:  Barclays Global Fund Advisors—462,430, and Barclays Global Investors Japan Limited—191,145. The address for Barclays and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd. is 1 Royal Mint Court, London, EC3n 4HH. The address for Barclays Global Investors Japan Trust & Banking Company Limited and for Barclays Global Investors Japan Limited is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. Based solely on the number of outstanding shares of Class B Common Stock, excluding the assumed conversion of Class B Exchangeable Shares, Barclays and the Parties would own beneficially approximately 11.2% of the Company’s outstanding Class B Common Stock.

(12) This information is based upon information set forth in Amendment No. 3 to Schedule 13G filed by FMR Corp. (FMR) and its affiliates with the SEC on March 12, 2007 reporting on beneficial ownership as of December 31, 2006. FMR and its affiliates are unaffiliated with the Company. FMR is the parent holding company of Fidelity Management & Research Company (Fidelity), a registered investment advisor which beneficially owns 5,803,032 shares of the Company’s Class B Common Stock. Members of the Edward C. Johnson 3d family together own approximately 49% of FMR. Edward C. Johnson 3d is the Chairman of FMR. FMR is the sole owner of Strategic Advisors, Inc. (Strategic), a registered investment advisor which beneficially owns 30 shares of the Company’s Class B Common Stock. FMR is an indirect sole owner of Pyramis Global Advisors, LLC (Pyramis LLC), a registered investment advisor which beneficially owns 102,640 shares of the Company’s Class B Common Stock. FMR is an indirect sole owner of Pyramis Global Advisors Trust Company (Pyramis Trust), a bank which beneficially owns 431,273 shares of the Company’s Class B Common Stock. Fidelity International Limited (FIL) provides investment advisory and management services to non-U.S. investment companies and certain institutional investors; it beneficially owns 664,362 shares of the Company’s Class B Common Stock. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, chairman of FMR and FIL, own approximately 47% of the voting stock of FIL. The address for each of FMR, Fidelity and Strategic is 82 Devonshire Street, Boston, Massachusetts 02109. The address for each of Pyramis LLC, Pyramis Trust and FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. Based solely on the number of outstanding shares of Class B Common Stock, excluding the assumed conversion of Class B Exchangeable Shares, FMR and its affiliates would own beneficially approximately 9.8% of the Company’s outstanding Class B Common Stock.

(13) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 879,029 shares of Class B Common Stock.

(14) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 407 shares of Class B Common Stock.

(15) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 1,440 shares of Class B Common Stock.

(16) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 4,250 shares of Class B Common Stock.

(17) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 5,000 shares of Class B Common Stock.

(18) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 2,880 shares of Class B Common Stock.

(19) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 5,000 shares of Class B Common Stock.

(20) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 3,168 shares of Class B Common Stock.

(21) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 63,000 shares of Class B Common Stock.

(22) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 157,667 shares of Class B Common Stock.

(23) This number includes options exercisable currently or within 60 days of August 1, 2007, to purchase 42,333 shares of Class B Common Stock.

DESCRIPTION OF CAPITAL STOCK

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 1,025,000,002 shares, comprising five classes: (i) 500,000,000 shares of Class A Common Stock, par value $0.01 per share; (ii) 500,000,000 shares of Class B Common Stock, par value $0.01 per share; (iii) one share of Special Class A Voting Stock, par value $0.01 per share; (iv) one share of Special Class B Voting Stock, par value $0.01 per share, and (v) 25,000,000 shares of Preferred Stock, par value $0.01 per share.

Our Common Stock

Dividends.   Subject to the rights of the holders of any series of Preferred Stock, Class A Common Shareholders are entitled to receive, from legally available funds, dividends when and as declared by our Board of Directors, except that so long as any shares of Class B Common Stock are outstanding, no dividend will be declared or paid on the Class A Common Stock unless at the same time a dividend in an amount per share (or number per share, in the case of a dividend paid in the form of shares) equal to the dividend declared or paid on the Class A Common Stock is declared or paid on the Class B Common Stock.

Voting rights

Class A Holders.   Except in limited circumstances, the right to vote for all purposes is vested exclusively in the holders of Class A Common Stock and Special Class A Voting Stock through which holders of MCCI Class A Exchangeable Shares vote (see “Special Voting Stock” below), voting together as a single class. The holders of Class A Common Stock are entitled to one vote for each share held, without the right to cumulate votes for the election of directors.

An affirmative vote is required of a majority of the votes entitled to be cast by the holders of the Class A Common Stock and Special Class A Voting Stock, voting together as a single class, prior to the taking of certain actions, including:

•       the issuance of (i) any shares of Class A Common Stock (other than upon the conversion of Class B Common Stock under circumstances provided in the Certificate or the exchange or redemption of Class A Exchangeable Shares in accordance with the terms of those Exchangeable Shares), or (ii) securities convertible into or exercisable for Class A Common Stock (other than Class B Common Stock);

•       the issuance of (i) shares of Class B Common Stock (other than upon the conversion of Class A Common Stock under circumstances provided in the Certificate or the exchange or redemption of Class B Exchangeable Shares in accordance with the terms of those Exchangeable Shares), or (ii) securities convertible into or exercisable for Class B Common Stock (other than Class A Common Stock) whether in a single transaction or in a series of related transactions, if the number of shares to be issued (including upon conversion or exchange) is, or will be upon issuance, equal to or greater than 20% of the number of shares of Class B Common Stock outstanding before the issuance of such Class B Common Stock (or securities convertible into or exercisable for shares of Class B Common Stock);

•       the issuance of any Preferred Stock having voting rights other than those expressly required by Delaware law;

•       the sale, transfer or other disposition of any capital stock (or securities convertible into or exchangeable for capital stock) of subsidiaries of the Company;

•       the sale, transfer or other disposition of all or substantially all of the assets of subsidiaries of the Company; and

•       any decrease in the number of members of the Company’s Board of Directors to a number below 15.

Pentland and the Coors Trust, which together control more than two-thirds of the Company’s Class A Common Stock and Class A Exchangeable Shares, have voting trust agreements through which they have combined their voting power over the shares of our Class A Common Stock and the Class A Exchangeable Shares that they own. However, in the event that these two shareholders do not agree to vote in favor of a matter submitted to a shareholder vote (other than the election of directors), the voting trustees will be required to vote all of the Class A Common Stock and Class A Exchangeable Shares deposited in the voting trusts against the matter. There is no other mechanism in the voting trust agreements to resolve a potential deadlock between these shareholders.

Class B Holders.   The holders of Class B Common Stock and Special Class B Voting Stock (through which holders of Class B Exchangeable Shares vote) (collectively, the “Class B Holders”), voting together as a single class, have the right to elect three directors to our Board of Directors. In addition, the affirmative vote of a majority of the Class A Holders entitled to vote thereon and the Class B Holders entitled to vote thereon, each voting as a separate class and not jointly, is required to approve specified transactional actions. The holders of Class B Common Stock are entitled to one vote for each share held with respect to each matter on which holders of the Class B Common Stock are entitled to vote, without the right to cumulate votes for the election of directors.

Liquidation rights.   If the Company liquidates, dissolves or winds up its affairs, the holders of Class A Common Stock, together with the holders of the Class B Common Stock, would be entitled to receive, after the Company’s creditors have been paid and the holders of any then outstanding series of preferred stock have received their liquidation preferences, all of the remaining assets of the Company in proportion to their share holdings. Holders of Class A and Class B Common Stock would not have pre-emptive rights to acquire any securities of the Company. The outstanding shares of Class A and Class B Common Stock would be fully paid and non-assessable.

Conversion Rights

Conversion from Class A to Class B.   Our Certificate provides for the right of holders of Class A Common Stock to convert their stock into Class B Common Stock on a one-for-one basis at any time.

“Coattail” Conversion Rights.   Our Certificate also includes a “coattail” provision to provide protection to holders of our Class B Common Stock and the Class B Exchangeable Shares of MCCI in the case of a proposed tender offer or takeover bid for our Class A Common Stock. A holder of our Class B Common Stock is entitled to receive a notice from us that the conversion right of holders of shares of our Class B Common Stock has come into effect. This notice must include a description of the conversion procedures including the election procedures described below, a copy of the exclusionary offer and any other materials received by us in respect of the offer.

Subject to conditions described below, if an “exclusionary offer” is made for shares of our Class A Common Stock, each outstanding share of our Class B Common Stock will be convertible into one share of our Class A Common Stock at the option of the holder during the period of time commencing on the eighth day after the date on which an exclusionary offer is made and ending on the last date upon which holders of shares of our Class A Common Stock may accept the exclusionary offer.

An “exclusionary offer” is an offer to purchase shares of our Class A Common Stock that both: (A) either (1) must, by reason of applicable securities laws or the requirements of a stock exchange on which shares of our Class A Common Stock are listed, be open to all or substantially all holders of our Class A Common Stock, or (2) would, if the offer were made in Canada or a province of Canada, be required to be made to all or substantially all holders of shares of our Class A Common Stock resident in Canada or a province of Canada by reason of applicable securities laws of Canada or a province of Canada, the requirements of a stock exchange on which shares of our Class A Common Stock are listed, or the requirements of the Canada Business Corporations Act; and (B) is not made concurrently with an offer to purchase shares of our Class B Common Stock that is identical to the offer to purchase shares of our Class A Common Stock in terms of price per share and percentage of outstanding shares to be purchased (exclusive of shares owned immediately prior to the offer by the offeror) and in all other respects (except with respect to the conditions that may be attached to the offer to purchase shares of our Class A Common Stock), and having no conditions other than the right not to purchase and pay for shares of our Class B Common Stock tendered if no shares of our Class A Common Stock are purchased in the offer for shares of our Class A Common Stock.

The Class B conversion right will not come into effect if one or more holders owning, in the aggregate, as of the offer date, over 50% of the outstanding shares of our Class A Common Stock and Class A Exchangeable Shares of MCCI, in each case excluding shares owned by the offeror, provide us with adequate assurances that they are not making or acting with another to make the exclusionary offer and will not participate in the exclusionary offer.

Any of our Class B Common Shareholders can exercise this right by providing a signed written notice to the transfer agent and complying with certain other specified conditions. The Class B Common Shareholders must pay any governmental or other tax imposed on or in respect of the conversion into shares of our Class A Common Stock.

MCCI Exchangeable Shares

The Class A Exchangeable Shares and Class B Exchangeable Shares were issued by MCCI, a wholly-owned subsidiary. The Exchangeable Shares are substantially the economic equivalent of the corresponding shares of Class A and Class B Common Stock that a Molson shareholder in the Merger would have received if the holder had elected to receive shares of Company Common Stock.

Dividends.   Holders of Exchangeable Shares are entitled to receive, subject to applicable law, dividends as follows:

•       in the case of a cash dividend declared on a corresponding share of Company Common Stock, an amount in cash for each exchangeable share corresponding to the cash dividend declared on each corresponding share of Company Common Stock in U.S. dollars or in an equivalent amount in Canadian dollars;

•       in the case of a stock dividend declared on a corresponding share of Company Common Stock to be paid in shares of Company Common Stock, in the number of Exchangeable Shares of the relevant class for each Exchangeable Share that is equal to the number of shares of corresponding Company Common Stock to be paid on each corresponding share of Company Common Stock; or

•       in the case of a dividend declared on a corresponding share of Company Common Stock in any other type of property, in the type and amount of property as is economically equivalent as determined by MCCI’s board of directors to the type and amount of property to be paid on each corresponding share of Company Common Stock.

The declaration dates, record dates and payment dates for dividends on the Exchangeable Shares are the same as the relevant dates for the dividends on the shares of corresponding Company Common Stock.

Voting rights.   Holders of Exchangeable Shares receive, through a voting trust, the benefit of Company voting rights, entitling the holder to one vote on the same basis and in the same circumstances as one corresponding share of Company Common Stock.

Other.   The Exchangeable Shares are exchangeable at any time, at the option of the holder on a one-for-one basis for corresponding shares of Company Common Stock.

Our Special Voting Stock

Dividends and liquidation rights.   The trustee holder of the Special Class A Voting Stock and the Special Class B Voting Stock is not entitled to receive any dividends or other distributions or to receive or participate in any distribution of assets upon our voluntary or involuntary liquidation, dissolution or winding up.

Voting rights.   The trustee holder of the Special Class A Voting Stock and the Special Class B Voting Stock has the right to cast a number of votes equal to the number of then outstanding Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, but has agreed to only cast a number of votes equal to the number of Class A Exchangeable Shares and Class B Exchangeable Shares, respectively, as to which it has received voting instructions from the owners of record of those Class A Exchangeable Shares and Class B Exchangeable Shares, respectively (other than the Company and its affiliates), on the relevant record date. The trustee holder of the Special Class A Voting Stock and Special Class B Voting Stock will vote with holders of the Company Class A Common Stock and the Class B Common Stock, respectively, in each case as a single class.

Other.   The trustee holder of the Special Class A Voting Stock and Special Class B Voting Stock has no pre-emptive rights to acquire any securities of the Company. The outstanding shares of Special Class A Voting Stock and Special Class B Voting Stock will be fully paid and non-assessable and will not be listed on any stock exchange.

Our Preferred Stock

Our Certificate authorizes our Board of Directors to issue up to 25,000,000 shares of preferred stock from time to time in one or more series, generally without any vote or action by the holders of our

Common Stock, except that the issuance of any shares of preferred stock having any voting rights other than those expressly required by Delaware law will be subject to approval by a majority of the voting power of the holders of our Class A Common Stock and Special Class A Voting Stock, voting together as a single class. Subject to this right, our Board of Directors will be authorized to determine the number of shares and designation of any series of preferred stock and the dividend rate, dividend rights, liquidation preferences, conversion rights and terms, voting rights, redemption rights and terms and sinking fund terms of any series of preferred stock. Depending on the terms of any issued preferred stock, any or all series of issued preferred stock could have a preference over our Common Stock with respect to dividends and other distributions and upon liquidation or dissolution of the Company. Issuance of any preferred shares with voting powers, or issuance of additional shares of our Common Stock, would dilute the voting power of our outstanding Common Stock.

Shareholder Advance Notice Procedure

Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of the shareholders. Only persons who are nominated by the Board of Directors, or a duly authorized board committee, or by a shareholder who has given timely written notice to the secretary of our company before the meeting at which directors are to be elected, will be eligible for election as directors. This notice is required to include specified information about the shareholder and each proposed director nominee and information regarding each proposed nominee that would be required to be included in a proxy statement filed under the SEC’s Rules and Regulations. The shareholder notice procedure provides that the only business that may be conducted at an annual meeting is business that has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely written notice to the secretary of our Company. This notice is required to include a brief description of the business desired to be brought before the meeting and specified information about the shareholder and the shareholder’s ownership of our capital stock.

WHERE YOU CAN FIND MORE INFORMATION

Molson Coors Brewing Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed at the SEC’s public reference rooms at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at www.sec.gov. Please direct additional requests to: Molson Coors Brewing Company, Attn:  Shareholder Services, 1225 17th Street, Suite 3200, Denver, CO 80202, 303-277-7759.

DISTRIBUTION OF THIS INFORMATION STATEMENT

We will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. In addition, we will only deliver one information statement to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. Also, we will promptly deliver a separate copy of this information statement and/or future shareholder communication documents to any shareholder at a shared address to which a single copy of this information statement was delivered, or deliver a single copy of this information statement and future shareholder communication documents to any shareholder or shareholders sharing an address to which multiple copies are now delivered, upon oral or written request to us at our address and telephone number noted above.  Shareholders may also address future requests regarding delivery of information statements and/or annual reports by contacting us at the address and telephone number noted above.